Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT
by and among
NORTEK, INC.
and
THE HOLDERS NAMED HEREIN

Dated as of December 17, 2009

REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (this “Agreement”), dated as of December 17, 2009, by and among Nortek, Inc., a Delaware corporation (the “Company”), and the Holders (as hereinafter defined) of Common Stock (as hereinafter defined) issued by the Company on the effective date of the Prepackaged Plans (as hereinafter defined) who agree to be or otherwise are bound by the terms hereof, including any Additional Holders (as hereinafter defined) who subsequently become parties to this Agreement.
     WHEREAS, under the Prepackaged Plans, the Original Holders (as hereinafter defined) will receive shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company; and
     WHEREAS, the Company has agreed to provide the Original Holders with registration rights with respect to such shares of Common Stock held by the Holders, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1. Certain Defined Terms.
     As used in this Agreement, the following terms have the following meanings set forth below or in the sections set forth below:
     “Additional Holders” shall have the meaning set forth in Section 2.10.
     “Adverse Effect” shall have the meaning set forth in Section 2.1(f).
     “Advice” shall have the meaning set forth in Section 2.7.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Common Stock” shall have the meaning set forth in the Recitals.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Shelf Registration” shall have the meaning set forth in Section 2.2(a).
     “Demand Registration” shall have the meaning set forth in Section 2.1(a)(i).
     “Demand Request” shall have the meaning set forth in Section 2.1(a)(i).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Registration” means a registration under the Securities Act (as hereinafter defined) of (a) securities pursuant to one or more Demand Registrations pursuant to ARTICLE II hereof, (b) securities registered on Form S-4 or S-8 or any similar successor forms, (c) securities convertible into or exercisable or exchangeable for Common Stock and (d) securities registered on Form S-3 or any successor form covering solely securities issued under a dividend reinvestment program or rights offering.
     “FINRA” shall have the meaning set forth in Section 2.5(a)(xiv).
     “Governmental Authority” means any United States or non-United States federal, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.
     “Holder” means each of (a) the Original Holders and (b) any Additional Holder who shall become a party to this Agreement in accordance with Section 2.10, in each case, only to the extent such Person holds Registrable Shares.
     “Inspectors” shall have the meaning set forth in Section 2.5(a)(x).
     “Issuer Free Writing Prospectus” shall have the meaning set forth in Section 2.6.
     “Material Adverse Change” means (a) any general suspension of trading in, or limitation on prices for, securities on the national securities exchange or over-the-counter market on which the Common Stock is then trading; (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; (c) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States of America or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; or (d) any material adverse change in the business, assets or financial condition of the Company and its subsidiaries, taken as a whole.
     “Original Holder” means Ares Corporate Opportunities Fund II, L.P. and Ares Corporate Opportunities Fund III, L.P.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.
     “Piggyback Offering” shall have the meaning set forth in Section 2.2(a).
     “Prepackaged Plans” means the First Amended Joint Prepackaged Plans of Reorganization of NTK Holdings, Inc., et. al., dated as of October 22, 2009, which plan was confirmed on December 4, 2009, by order of the United States Bankruptcy Court for the District of Delaware, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.
     “Records” shall have the meaning set forth in Section 2.5(a)(x).
     “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness (or automatic effectiveness) of such registration statement.
     “Registrable Shares” means (a) the shares of Common Stock owned from time to time by any Holder (including, without limitation, shares of Common Stock issued under the Prepackaged Plans, shares of Common Stock issuable upon exercise or conversion of warrants or other securities issued under the Prepackaged Plan and shares of Common Stock otherwise acquired from time to time by a Holder) and (b) any equity security issued with respect to any shares of Common Stock referred to in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or similar transaction; provided, that any such securities shall cease to be Registrable Shares on the earliest of the date on which such securities: (i) have been registered under the Securities Act and disposed of in accordance with a registration statement; (ii) have been sold pursuant to Rule 144 under the Securities Act (or any successor provision); (iii) are held by a Holder that may sell all such Registrable Shares held by it in a single day pursuant to, and in accordance with, Rule 144 under the Securities Act (or any successor provision); (iv) cease to be outstanding (whether as a result of redemption, repurchase, conversion or otherwise); or (v) are held by any Person who is not a Holder.
     “Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or any other Person acting on behalf of such Person.
     “Requesting Holders” shall have the meaning set forth in Section 2.1(a)(i).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller Affiliates” shall have the meaning set forth in Section 2.9(a).
     “Shelf Registration” shall have the meaning set forth in Section 2.1(b)(i).
     “Suspension Notice” shall have the meaning set forth in Section 2.7.
     “Transfer Notice” shall have the meaning set forth in Section 2.1(b)(ii).
          Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase

“without limitation,” unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, subparagraphs or clauses shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of this Agreement, unless the context requires otherwise. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless expressly stated otherwise, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws and references to all attachments thereto and instruments incorporated therein.
ARTICLE II
REGISTRATION RIGHTS
          Section 2.1. Demand Registration.
          (a) Request for Registration.
               (i) Subject to Section 2.1(c), any Holder or Holders of Registrable Shares shall have the right to require the Company to file a registration statement under the Securities Act for a public offering of all or part of its or their Registrable Shares (a “Demand Registration”), by delivering to the Company written notice stating that such right is being exercised, naming, if applicable and to the extent known by such Holder or Holders, any other Holders whose Registrable Shares are to be included in such registration (collectively, the “Requesting Holders”), specifying the number of each such Holder’s Registrable Shares to be included in such registration and, subject to Section 2.1(d) hereof, describing the intended method of distribution thereof (a “Demand Request”). Subject to Section 2.1(c), after receipt of any Demand Request, the Company shall comply with the applicable notice requirements set forth in Section 2.1(e).
               (ii) Subject to Section 2.1(c) and Section 2.1(g), the Company shall file the registration statement in respect of a Demand Registration as promptly as practicable and, in any event, with respect to the filing of a Form S-1, within forty-five (45) days after receiving a Demand Request and with respect to the filing of a Form S-3, within fifteen (15) days of receiving a Demand Request, and shall use commercially reasonable efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing.
          (b) Shelf Registration.
               (i) Subject to Section 2.1(c), with respect to any Demand Registration, at any time that the Company is eligible to use Form S-3 or an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (or any successor forms) with respect to the Registrable Shares, the Requesting Holders may request that the Company (i) file a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) to effect such Demand Registration, or (ii) at any time that a registration statement pursuant to Rule 415 covering Registrable Shares is effective, register additional

Registrable Shares of the Requesting Holders pursuant to such shelf registration statement to effect such Demand Registration (in either case, a “Shelf Registration”). For the avoidance of doubt, a Shelf Registration shall be deemed a “Demand Registration” for all purposes under this Agreement except as expressly provided in this Agreement.
               (ii) Subject to Section 2.1(c), any Holder or Holders with Registrable Shares registered pursuant to a Shelf Registration that intends to effect an underwritten offering with respect to such Registrable Shares shall deliver a notice to the Company at least ten (10) business days prior to the commencement of such underwritten offering, stating (i) that such Holder or Holders intend to effect an underwritten offering of all or part of the Registrable Shares included by such Holder or Holders in the Shelf Registration, (ii) if applicable and to the extent known by such Holder, any other Holders whose Registrable Shares are to be included in the underwritten offering, (iii) the number of each such Holder’s Registrable Shares to be included in such underwritten offering and (iv) the proposed timetable for such underwritten offering. Any Holder with Registrable Shares registered pursuant to a Shelf Registration that intends to effect any other sale or transfer of such Registrable Shares utilizing such Shelf Registration shall deliver a notice to the Company at least three (3) business days prior to effecting such non-underwritten sale or transfer, stating (i) that such Holder intends to effect a non-underwritten sale or transfer of all or part of the Registrable Shares included by such Holder in the Shelf Registration, (ii) the number or dollar amount of the Registrable Shares to be included in such sale or transfer and (iii) the proposed manner and timetable for such sale or transfer. A notice provided by any Requesting Holder pursuant to the first two sentences of this Section 2.1(b)(ii) is referred to herein as a “Transfer Notice.” Subject to Section 2.1(c), after receipt of any Transfer Notice, the Company shall comply with the applicable notice requirements set forth in Section 2.1(e).
               (iii) For the avoidance of doubt, the Company may, but shall have no obligation to, maintain the effectiveness of any Shelf Registration in respect of any shares of Common Stock that were Registrable Shares at the time such Shelf Registration was first declared effective but have ceased to be Registrable Shares as a result of subsequent sales by Holders thereof.
          (c) Limitations.
               (i) The Holders shall not be permitted to request a Demand Registration prior to thirty (30) days after the date on which a Form 10 registration statement in respect of the Company’s Common Stock is declared effective by the SEC.
               (ii) The Holders shall not be permitted to request a Demand Registration or effect an underwritten offering pursuant to a registration statement on Form S-1 within one hundred twenty (120) days or, in the case of a registration statement on Form S-3 within ninety (90) days after (x) the effective date of a previous Demand Registration (other than a Shelf Registration) or (y) the completion of any underwritten offering pursuant to a Shelf Registration; provided, however, that with respect to a Transfer Notice in connection with a sale or transfer of Registrable Shares pursuant to a Shelf Registration that was effective prior to the delivery of such Transfer Notice, if the company or any officer, director, or selling security holder shall enter into a “lock up” agreement in connection with such previous Demand

Registration or underwritten offering for a period of less than ninety (90) days, then the ninety (90) day period specified in this section 2.1(c)(ii) shall be reduced to such shorter amount of time.
               (iii) The Holders shall not be permitted to submit a Demand Request for a Demand Registration on Form S-1 (or similar form) unless such Demand Request relates to Registrable Shares constituting at least (a) 10% of the number of shares of Common Stock then outstanding, but in no event less than a number of Registrable Shares equal to or exceeding a number of Registrable Shares with a market value (which at any time the securities of the same class as the Registrable Shares are listed on a national securities exchange shall be based upon the closing price of the Registrable Shares on the trading day immediately preceding the date of the Demand Request or Transfer Notice and at any other time shall be the estimated market value as of the date of the Demand Request or Transfer Notice determined in good faith by the Company) equal to or exceeding $30 million, or (b) 1% of the number of shares of Common Stock then outstanding if such Demand Request or Transfer Notice is submitted with respect to all of the Registrable Shares held by the Requesting Holder.
               (iv) Each Original Holder, collectively, shall not be permitted to effect more than two (2) Demand Registrations on Form S-1 (or similar long form) during the term of this Agreement. The limitation with respect to each Original Holder shall apply to such Original Holder and its transferees, collectively. The Holders shall be entitled to an unlimited number of Demand Registrations on Form S-3 (or similar short form).
          (d) Underwritten Demand Registrations.
               (i) At the request of the Holders of a majority of the Registrable Shares submitting a Demand Request or Transfer Notice for an underwritten offering of Registrable Shares, such offering shall be in the form of a “firm commitment.” With respect to any such underwritten offering, the Holders of a majority of the Registrable Shares to be registered or included in such underwritten offering shall select the investment banking firm or firms to manage the underwritten offering; provided that such selection shall be subject to the reasonable consent of the Company, which consent shall not be unreasonably withheld or delayed.
               (ii) If a Demand Registration is for an underwritten offering or a transfer pursuant to a Shelf Registration involving an underwritten offering, no Holder may participate in any such underwritten offering unless such Holder (A) agrees to sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements approved by the Company; provided that such arrangements are subject to the consent of the Holders of a majority of the Registrable Shares to be registered or included in such underwritten offering, which consent shall not be unreasonably withheld or delayed, and (B) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that the obligation of each such Holder to indemnify or contribute pursuant to any such underwriting arrangements shall (1) only be with respect to information it provides to the Company in writing specifically for use in such underwritten offering, (2) be several, not joint and several, and (3) be limited to the net amount of proceeds received by such Holder from the sale of its Registrable Shares pursuant to such offering.
          (e) Rights of Nonrequesting Holders and the Company. Subject to Section 2.1(c), after receipt of any Demand Request or any Transfer Notice relating to an underwritten offering pursuant to a Shelf Registration, the Company shall promptly (but in any event within three (3) business days) give written notice of (i) such proposed Demand Registration to all other Holders of Registrable Shares or (ii) such Transfer Notice to such other Holders of Registrable Shares whose shares are covered by such Shelf Registration, who shall have the right, exercisable by written notice to the Company within ten (10) business days of their receipt of the Company’s notice in the case of a Demand Request with respect to the filing of a registration statement and three (3) business days of their receipt of the Company’s notice with respect to a Transfer Notice regarding an underwritten offering pursuant to a Shelf Registration, to elect to include in such Demand Registration or underwritten offering such portion of their Registrable Shares as they may request. All Holders requesting to have their Registrable Shares included in a Demand Registration or underwritten offering shall be deemed to be “Requesting Holders” for purposes of this Section 2.1. For the avoidance of doubt, subject to Section 2.1(f), the Company may register in any Demand Registration any equity securities of the Company; provided, that the intended method of distribution of such other equity securities is the same as that specified in the Demand Request.
          (f) Priority on Demand Registrations. With respect to any underwritten offering based on a Demand Registration or Shelf Registration, if the managing underwriter advises that the aggregate number of shares proposed to be included in such registration would materially and adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”), the Company shall include in such underwritten offering (i) first, the Registrable Shares, pro rata among the Requesting Holders on the basis of the number of Registrable Shares owned by each such Requesting Holder, and (ii) second, any other securities requested to be included in such underwritten offering (including securities to be sold for the account of the Company); provided, however, that if more than 50% of the Registrable Shares subject to a Demand Request are excluded from the applicable Demand Registration pursuant to the terms of this Section 2.1(f), the offering shall not be deemed to constitute a Demand Registration for the purpose of Section 2.1(c)(iv).
          (g) Deferral of Filing; Suspension of Use. The Company may defer the filing (but not the preparation) or suspend the use of any registration statement required by or filed pursuant to Section 2.1, at any time if (i) at the time the Company receives the Demand Request or while the registration statement is effective, the Company or any of its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed or was not being used), and the Company reasonably determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders, (ii) at the time the Company receives the Demand Request or while the registration statement is effective, the Company or any of its subsidiaries reasonably determines in good faith that the filing of the registration or the use of a registration statement that is effective would require the disclosure of material non-public information and such disclosure would be materially detrimental to the Company and its stockholders or (iii) prior to receiving the Demand Request or Transfer Notice, the board of directors of the Company had determined to effect a registered underwritten public offering of Company equity securities or Company securities convertible into or exchangeable for Company equity securities for the Company’s account and it had taken substantial steps (such as selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering; provided, however, that the Company shall not exercise its rights to deferral or suspension pursuant to this Section 2.1(g) for more than ninety (90) days (which need not be consecutive) in any twelve (12) month period. In making any such determination to defer the filing or effectiveness, or suspend the use, of a registration statement required by Section 2.1, the Company shall not be required to consult with or obtain the consent of any Holder or any investment manager for any Holder, and any such determination shall be in the sole discretion of the Company, and neither the Holders nor any investment manager for any Holder shall be responsible or have any liability thereof. The Company shall promptly notify the Holders of (y) any deferral or suspension pursuant to this Section 2.1(g) and (z) the termination of any such deferral or suspension.
          (h) Withdrawal from Demand Registration. In the event of a Material Adverse Change, any Holder may withdraw its Registrable Shares from a Demand Registration or underwritten offering at any time (prior to a sale thereunder) by providing the Company with written notice. Upon receipt of such written notice, the Company shall continue all efforts to secure registration or effect the underwritten offering of the remaining Registrable Shares not requested to be withdrawn, unless such remaining Registrable Shares would not meet the requirements of Section 2.1(c)(iii), in which case, the Company may in its sole discretion cease all efforts to proceed with the Demand Registration or the underwritten offering. If the Company ceases all efforts to secure registration or effect the underwritten offering pursuant to this Section 2.1(h), then such registration or underwritten offering shall nonetheless be deemed an effective or completed Demand Registration or completed underwritten offering pursuant to a Shelf Registration for all purposes hereunder unless (i) the withdrawal is made following the occurrence of a Material Adverse Change not known to the Requesting Holders at the time of the Demand Request or Transfer Notice or (ii) the Requesting Holders pay or reimburse the Company for all out-of-pocket fees and expenses reasonably incurred in connection with such Demand Registration of underwritten offering; provided that if, after a Demand Registration has become effective or an underwritten offering of Registrable Shares has been commenced, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, it will be deemed not to have been effected and will not count as a Demand Registration or underwritten offering for the purpose of Section 2.1(c).
          Section 2.2. Piggyback Offerings.
          (a) Right to Piggyback. Each time the Company proposes to offer any of its equity securities in a registered underwritten offering (other than pursuant to an Excluded Registration) under the Securities Act (whether for the account of the Company or the account of any equity holder of the Company other than a Holder) (a “Piggyback Offering”), the Company shall give prompt written notice to each Holder of Registrable Shares (which notice shall be given not less than twenty (20) days prior to (i) the offering in the case of an underwritten offering pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Company Shelf Registration”) or (ii) the anticipated filing date of the Company’s registration statement in a registration other than a Company Shelf Registration), which notice shall offer each such

Holder the opportunity to include any or all of its Registrable Shares in such underwritten offering, subject to the limitations contained in Section 2.2(b) hereof. Each Holder who desires to have its Registrable Shares included in such underwritten offering shall so advise the Company in writing (stating the number of shares desired to be registered or included) within ten (10) days after the date of such notice from the Company. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Shares in any underwritten offering pursuant to this Section 2.2(a) by giving written notice to the Company of such withdrawal. Subject to Section 2.2(b) below, the Company shall include in such underwritten offering all such Registrable Shares so requested to be included therein. Notwithstanding the foregoing, the Company may at any time withdraw or cease proceeding with any such offering if it shall at the same time withdraw or cease proceeding with the offering of all other equity securities originally proposed to be included in such offering.
          (b) Priority on Piggyback Offerings.
               (i) If a Piggyback Offering was initiated by the Company, and if the managing underwriter advises that the aggregate number of shares proposed to be included in such Piggyback Offering would cause an Adverse Effect, the Company shall include in such Piggyback Offering (A) first, the securities the Company proposes to sell, (B) second, the Registrable Shares requested to be included in such Piggyback Offering, pro rata among the Holders of such Registrable Shares on the basis of the number of Registrable Shares owned by each such Holder, and (C) third, any other securities requested to be included in such Piggyback Offering. If as a result of the provisions of this Section 2.2(b)(i), any Holder shall not be entitled to include all Registrable Shares in such Piggyback Offering that such Holder has requested to be so included, such Holder may withdraw its request to include its Registrable Shares in such Piggyback Offering.
               (ii) If a Piggyback Offering was initiated by the Company on behalf of a security holder of the Company (other than a Holder), and if the managing underwriter advises that the aggregate number of shares proposed to be included in such Piggyback Offering would cause an Adverse Effect, the Company shall include in such Piggyback Offering (A) first, the securities requested to be included therein by the Company requesting such Piggyback Offering on behalf of the security holders and the Registrable Shares requested to be included in such Piggyback Offering, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, (B) second, any securities proposed by the Company to be included in such Piggyback Offering and (C) third, any other securities requested to be included in such Piggyback Offering (including securities to be sold for the account of the Company). If as a result of the provisions of this Section 2.2(b)(ii) any Holder shall not be entitled to include all Registrable Shares in such Piggyback Offering that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Shares in such Piggyback Offering.
               (iii) No Holder may participate in a Piggyback Offering unless such Holder (A) agrees to sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements approved by the Company and (B) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that the obligation of such Holder to indemnify or contribute pursuant to any such underwriting arrangements shall (1) only be with respect to information it provides to the Company in writing specifically for use in such underwritten offering, (2) be several, not joint and several, and (3) be limited to the net amount of proceeds received by such Holder from the sale of its Registrable Shares pursuant to such registration.
          (c) Selection of Underwriters. The Company shall select the investment banking firm or firms to manage the Piggyback Offering.
          Section 2.3. SEC Form S-3. The Company shall use its commercially reasonable efforts to cause Demand Registrations to be registered on Form S-3 or an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (or any successor forms) once the Company becomes eligible to use such form, and if the Company is not then eligible under the Securities Act to use such form, Demand Registrations shall be registered on Form S-1 or any successor form. After becoming eligible to use Form S-3 or an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3, the Company shall use its commercially reasonable efforts to remain so eligible.
          Section 2.4. Holdback Agreements.
          (a) The Company shall not effect any public sale or distribution of its equity securities or any securities convertible into or exchangeable or exercisable for its equity securities, except in each case as part of the offering pursuant to a Demand Registration, during the ninety (90) day period (or such lesser period as the lead or managing underwriters may permit) beginning on the effective date of any registration statement in connection with such Demand Registration (other than a Shelf Registration), except for (i) sales or distributions pursuant to registrations on Form S-4 or Form S-8 or any successor form, (ii) the issuance of shares of Common Stock upon the conversion, exercise or exchange, by the holder thereof, of options, warrants or other securities convertible into or exercisable or exchangeable for Common Stock pursuant to the terms of such options, warrants or other securities, (iii) sales or distributions pursuant to the terms of any other agreement to issue shares of Common Stock (or any securities convertible into or exchangeable or exercisable for Common Stock) in effect on the date of the Demand Request, including any such agreement in connection with any previously disclosed acquisition, merger, consolidation or other business combination and (iv) the issuance of shares of Common Stock in connection with transfers to dividend reinvestment plans or to employee benefit plans in order to enable any such employee benefit plan to fulfill its funding obligations in the ordinary course.
          (b) If any Holders of Registrable Shares provide a Transfer Notice relating to an underwritten offering of Common Stock registered pursuant to a Shelf Registration, the Company shall not effect any public sale or distribution of its equity securities or any securities convertible into or exchangeable or exercisable for its equity securities, except in each case as part of such underwritten offering, during the period commencing on the day the Transfer Notice is delivered and ending ninety (90) days following the pricing date for such underwritten offering (or such lesser period as the lead or managing underwriters may permit), except for (i) sales or distributions pursuant to registrations on Form S-4 or Form S-8 or any successor form, (ii) the issuance of shares of Common Stock upon the conversion, exercise or exchange, by the holder thereof, of options, warrants or other securities convertible into or exercisable or exchangeable for Common Stock pursuant to the terms of such options, warrants or other securities, (iii) sales or distributions pursuant to the terms of any other agreement to issue shares of Common Stock (or any securities convertible into or exchangeable or exercisable for Common Stock) in effect on the date of the Transfer Notice, including any such agreement in connection with any previously disclosed acquisition, merger, consolidation or other business combination and (iv) the issuance of shares of Common Stock in connection with transfers to dividend reinvestment plans or to employee benefit plans in order to enable any such employee benefit plan to fulfill its funding obligations in the ordinary course.
          (c) Each Holder agrees, in the event of an underwritten offering by the Company (whether for the account of the Company or otherwise) in which the Holder was offered an opportunity to participate through the exercise of its Piggyback rights set forth in Section 2.2 or its rights under Section 2.1(e) (in each case in accordance with the terms of this Agreement), not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the Holder (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Common Stock even if such shares would be disposed of by someone other than the Holder (including without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares, during the ninety (90) day period (or such lesser period in each case as the lead or managing underwriters may permit) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, the pricing date for such underwritten offering) or, in the case of the Company’s first underwritten public offering, one hundred eighty (180) days; provided, however, that (i) any applicable period shall terminate on such earlier date as the Company gives notice to the Holders that the Company declines to proceed with any such offering, (ii) the sum of all holdback periods applicable to the Holders shall not exceed one hundred eighty (180) days (which need not be consecutive) in any given twelve (12) month period or, in the case of the Company’s first underwritten public offering, two hundred and seventy (270) days, (iii) the foregoing holdback shall be subject to usual and customary exceptions applicable to the Holder, including (without limitation) gift, distribution or other transfer to affiliates, partners, stockholders and other related parties and transfers to other persons who agreed to be bound by the holdback limitations provided for hereunder and (iv) if (x) during the last seventeen (17) days of the applicable period, the Company releases earnings results or announces material news or a material event or (y) prior to the expiration of the applicable period, the Company announces that it will release earnings results during the fifteen (15) day period following the last day of the applicable period, then in each case the applicable will be automatically extended until the expiration of the eighteen (18) day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the lead or managing underwriters waive, in writing, such extension.

Notwithstanding the foregoing, in the event that the Company, any stockholder enters into a more favorable “lock-up” or holdback agreement with the managing underwriters of an offering referred to in this paragraph, then the Holders shall not be subject to any holdback or lock-up more restrictive than such other persons.
          Section 2.5. Registration Procedures.
          (a) Whenever any Holder has requested that any Registrable Shares be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale, as applicable, of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
               (i) prepare and file with the SEC, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective;
               (ii) prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (a) in the case of a Demand Registration that is not a Shelf Registration for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and (b) in the case of a Demand Registration that is a Shelf Registration, until all of the shares of Common Stock included in such registration statement cease to be Registrable Shares and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the selling Holders thereof set forth in such registration statement;
               (iii) furnish to each selling Holder of Registrable Shares and the underwriters of the securities being registered, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus and any Issuer Free Writing Prospectus), any documents incorporated by reference therein and such other documents as such selling Holders or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such selling Holders or the sale of such securities by such underwriters (it being understood that, subject to Section 2.1(g), Section 2.4(c), Section 2.6 and Section 2.7 and the requirements of the Securities Act, Exchange Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each selling Holder and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);
               (iv) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the selling Holders of a majority of such Registrable Shares being offered may reasonably request); use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each selling Holder to consummate the disposition of the Registrable Shares owned by such selling Holder in such jurisdictions; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) consent to general service of process in any such jurisdiction or (C) take any action that would subject it to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject;
               (v) promptly notify each selling Holder and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, or (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus shall not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
               (vi) make generally available to the Company’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement shall be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
               (vii) if requested by the managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any selling Holder reasonably requests to be included therein, including, with respect to the Registrable Shares being sold the intended method of distribution thereof (including, if such intended method distribution involves hedging transactions, the inclusion of a hedge counterparty as a selling security holder), the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(viii) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each selling Holder, if requested by such holder;
               (ix) cooperate with the selling Holders and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such selling Holders may request at least two (2) business days prior to any sale of the Registrable Shares and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;
               (x) promptly make available for inspection by any selling Holder, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or Representative retained by any such selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents (collectively, the “Records”) and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to clause (A) or (B) such selling Holder of Registrable Shares requesting such information agrees to enter into a confidentiality agreement in a form acceptable to the Company; and provided, further, that each selling Holder of Registrable Shares agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;
               (xi) in the case of an underwritten offering, furnish to each underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests;

               (xii) cause the Registrable Shares included in any registration to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) quoted on any over-the-counter market in the Registrable Shares are traded;
               (xiii) provide a transfer agent and registrar for all Registrable Shares registered hereunder and provide a CUSIP number for the Registrable Shares included in any registration statement, not later than the effective date of such registration statement;
               (xiv) cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);
               (xv) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;
               (xvi) notify each selling Holder of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
               (xvii) subject to Section 2.1(d)(ii) and Section 2.2(b)(iii), enter into such agreements (including underwriting agreements) as are customary in connection with an underwritten registration; and
               (xviii) advise each selling Holder of such Registrable Shares, promptly after it receives notice or obtains knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.
          (b) The selling Holders shall cooperate with the Company in the preparation and filing of any registration statement under the Securities Act pursuant to this Agreement and provide the Company with all information reasonably necessary to complete such preparation as the Company may, from time to time, reasonably request, and the Company may exclude from such registration the Registrable Shares of any selling Holder (or not proceed with such registration) if such selling Holder unreasonably fails to furnish such information within a reasonable time after receiving such request. Promptly following any sale or other transfer of any Registrable Shares, each Holder shall notify the Company in writing thereof, which notice shall specify the amount of securities involved, the date of the sale or transfer and whether the sale or transfer was effected pursuant to an effective registration statement or otherwise.
          (c) Each of the parties shall treat all notices of proposed transfers and registrations, and all information relating to any blackout periods under Section 2.1(g) received from another party with the strictest confidence (and in accordance with the terms of any applicable confidentiality agreement among the Company and the Holder) and shall not disseminate such information, except that the Company may disclose such information if, upon the advice of counsel, it is required under applicable law.
          Section 2.6. Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Holders of a majority of the Registrable Shares participating in a registration or offering or the approval of the counsel for such Holders, and each of the Holders represents and agrees that, unless it obtains the prior consent of the Company, it shall not make any offer relating to the Registrable Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the SEC. The Company represents that any Issuer Free Writing Prospectus shall not include any information that conflicts with the information contained in a registration statement or prospectus and that any Issuer Free Writing Prospectus, when taken together with the information in the registration statement and the prospectus, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 2.7. Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Shares that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.5(a)(v)(C) such Holder will forthwith discontinue disposition of Registrable Shares until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Section 2.5(a)(ii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.
          Section 2.8. Registration Expenses. The Company shall pay all reasonable fees and expenses incident to the performance of or compliance with its obligations under this ARTICLE II, including (a) all registration and filing fees, including fees and expenses (i) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (ii) of compliance with securities or “blue sky” laws including any fees and disbursements of counsel for the underwriter(s) in connection with “blue sky” qualifications of the Registrable Shares pursuant to Section 2.5(a)(v), (b) printing expenses, including expenses of printing certificates for Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter(s), if any, or by the Holder, (c) messenger, telephone and delivery expenses of the Company, (d) fees and disbursements of counsel for the Company, (e) expenses of the Company and underwriters incurred in connection with any “road show”, (f) reasonable fees and disbursements of one firm of legal counsel to the Holders (which fees and disbursements shall not exceed $40,000 with respect to the first Demand Registration requested hereunder and $25,000 with respect to each subsequent Demand Registration and each underwritten takedown) and (g) fees and disbursements of all independent certified public accountants (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to this Agreement) and any other Persons, including special experts, retained by the Company. For the avoidance of doubt, the Company shall not be required to pay any, and each Holder shall pay its own, underwriting discounts and commissions, and transfer taxes, if any, relating to the sale or disposition of Registrable Shares pursuant to any registration statement, or any other expenses of any Holder. In addition, the Company shall bear all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company.
          Section 2.9. Indemnification.
          (a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Shares, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.9(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission or any breach of this Agreement, and (iii) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished in writing to the Company by such seller or any Seller Affiliate for use therein or arise from such seller’s or any Seller Affiliate’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller or Seller Affiliate with a sufficient number of copies of the same. The reimbursements required by this

Section 2.9(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) In connection with any registration statement in which a seller of Registrable Shares is participating, each such seller will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.9(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information so furnished in writing by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement, and, provided, further, that such liability will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.
          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party from all liabilities (in equity or in law) arising out of such applicable claim, (ii) such settlement does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, (iii) such settlement does not include an injunction or similar limitation on any activities of any indemnified party or (iv) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
          (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.9(a) or Section 2.9(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.9(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.9(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Shares exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.9(d) to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.
          If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.9(a) and Section 2.9(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.9(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.9(b).
          (e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.
          (f) The Company shall also provide indemnification and contribution to any underwriters of the Registrable Shares, their officers, directors, and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of Seller Affiliates. The Company shall confirm such obligation to such underwriter and such other persons in writing promptly upon request by any Holder.
          Section 2.10. Transfer of Registration Rights. The rights and obligations of each Holder under this Agreement may be assigned to any Person that directly acquires securities from an Holder, but only if (a) such securities acquired by such Person shall continue to constitute Registrable Shares, following the consummation of such transaction; (b) the respective Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company concurrent with such transfer or assignment and (c) concurrent with such transfer or assignment, such transferee or assignee furnishes the Company with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, and the transferee or assignee agrees in writing with the Company to be bound by all the provisions and obligations contained herein as a Holder hereunder (any such Person to which Registrable Shares are transferred in accordance with this Section 2.10, an “Additional Holder”); provided that the indemnification and contribution obligations of a Holder under Section 2.9 hereof with respect to any sales of other Registrable Shares occurring for the account of such Holder prior to such transfer or assignment shall not be affected by any such transfer or assignment.
          Section 2.11. Preservation of Rights. The Company will not (a) grant any registration rights to third parties which are inconsistent with the rights granted hereunder or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates the rights expressly granted to the Holders in this Agreement.
ARTICLE III
TERMINATION
          The rights and obligations of any specific Holder, and of the Company as to such specific Holder, under this Agreement shall terminate, if earlier, on the date on which such Holder ceases to beneficially own any securities that constitute Registrable Shares except with respect to any rights and obligations relating to any registration of securities that was consummated at or prior to the time of such termination. Notwithstanding the foregoing, all liabilities or obligations under Section 2.9 and ARTICLE IV shall remain in effect in accordance with the terms of such provisions.

ARTICLE IV
MISCELLANEOUS
          Section 4.1. Notices. Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the later of the scheduled delivery date or the first business day following such delivery date (if scheduled for delivery on a day that is not a business day) after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when confirmation of successful transmission is received (or the first business day following such receipt if the date of such receipt is not a business day) if sent by facsimile, in each case, to the recipient at the address or facsimile number, as applicable, indicated below:
          If to the Company:
Nortek, Inc.
50 Kennedy Plaza, Suite 1900
Providence, Rhode Island 02903
Attention: General Counsel
Telephone: (401) 751-1600
Facsimile: (401) 751-4610
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Simeon Gold, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
with a copy to:
Ropes & Gray LLP
1 International Place
Boston, Massachusetts 01880
Attention: John Ayer, Esq.
Telephone: (617) 951-7937
Facsimile: (617) 235-0240
          If to a Holder, at its address listed on the signature page hereof with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention: Andrew N. Rosenberg
                Raphael M. Russo
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
provided, however, if any party shall have designated a different addressee and/or contact information by notice in accordance with this Section 4.1, then to the last addressee as so designated.
          Section 4.2. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
          Section 4.3. No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (a) the Company and its successors and permitted assigns, (b) each Holder (including any trustee thereof) and (c) each of the Persons entitled to indemnification under Section 2.9 hereof. Nothing in this Agreement shall be construed to give any other Person any legal or equitable right, remedy or claim under this Agreement.
          Section 4.4. Cooperation. Each party hereto shall take such further action, and execute such additional documents, as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.
          Section 4.5. GOVERNING LAW; FORUM SELECTION. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED EXCLUSIVELY IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SITTING IN THE CITY OF WILMINGTON, DELAWARE, OR THE DELAWARE STATE COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE, AND ANY APPELLATE COURT THEREFROM, FOR THE RESOLUTION OF ANY AND ALL DISPUTES, CONTROVERSIES, CONFLICTS, LITIGATION OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF AND AGREES NOT TO COMMENCE ANY LITIGATION OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF IN ANY OTHER COURT.

          Section 4.6. WAIVER OF JURY TRIAL. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.
          Section 4.7. Successors and Assigns. Except as otherwise expressly provided herein, including pursuant to Section 2.10, neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.
          Section 4.8. Entire Agreement. This Agreement (together with the Annex) contains the final, exclusive and entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.
          Section 4.9. Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.
          Section 4.10. Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall, without the posting of a bond, be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent any such failure of performance under, or breaches of, this Agreement, and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity, and each party agrees that it will not oppose the granting of such relief on the basis that the requesting party has an adequate remedy at law.
          Section 4.11. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of the Company and any and each of the Holders of Registrable Shares who owns more than 10% of all Registrable Shares.
          Section 4.12. Headings. The descriptive headings of the Articles, Sections and paragraphs of, and the Annex to, this Agreement are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.
          Section 4.13. Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement. All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.
          Section 4.14. Time Periods. Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days shall be taken within that number of calendar days (and not business days); provided, however, that if the last day for taking such action falls on a day that is not a business day, the period during which such action may be taken shall be automatically extended to the next business day.
          Section 4.15. Availability of Rule 144 and Other Exemptions Under the Securities Acts. The availability of the registration rights provided hereby shall not limit the ability of any Holder to rely upon any other available exemption under the Securities Act with respect to the disposition of any Registrable Shares. The Company covenants that it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Holder may reasonably request (including providing any information necessary to comply with Rule 144 promulgated under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or Regulation S promulgated under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.
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     IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Registration Rights Agreement on the date first above written

NORTEK, INC.
By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Vice President, General Counsel and Secretary
Signature Page to Nortek Registration Rights Agreement

ARES CORPORATE OPPORTUNITIES FUND II, L.P. By: ACOF Operating Manager II, L.P., its manager
By:	/s/ Bennett Rosenthal
	Name:	Bennett Rosenthal
	Title:	Senior Partner

Address: 2000 Avenue of the Stars 12th Floor Los Angeles, CA 90067 Attn: Bennett Rosenthal Tel: (310) 201-4100 Fax: (310) 201-4157

ARES CORPORATE OPPORTUNITIES FUND III, L.P. By: ACOF Operating Manager III, LLC, its manager
By:	/s/ Bennett Rosenthal
	Name:	Bennett Rosenthal
	Title:	Senior Partner

Address: 2000 Avenue of the Stars 12th Floor Los Angeles, CA 90067 Attn: Bennett Rosenthal Tel: (310) 201-4100 Fax: (310) 201-4157

Signature Page to Nortek Registration Rights Agreement

Annex I

Holder	Number of Shares of Common Stock
Ares Corporate Opportunities Fund II, L.P.	2,184,081
Ares Corporate Opportunities Fund III, L.P.	2,490,727

Total:	4,674,808